UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 20, 2007

SOUTHERN MICHIGAN BANCORP, INC.
(Exact Name of Registrant as
Specified in Charter)

Michigan (State or Other Jurisdiction of Incorporation)	000-49772 (Commission File Number)	38-2407501 (IRS Employer Identification No.)

51 West Pearl Street Coldwater, Michigan (Address of Principal Executive Offices)	49036 (Zip Code)

Registrant's telephone number,
including area code:  (517) 279-5500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 1.01.	Entry into a Material Definitive Agreement.

          On November 20, 2007, Southern Michigan Bancorp, Inc. ("Southern") entered into a Business Loan Agreement (the "Loan Agreement") with LaSalle Bank N.A ("LaSalle'), pursuant to which LaSalle will lend Southern up to $10,000,000 to fund the previously disclosed acquisition of FNB Financial Corporation and for general working capital purposes. The loan will consist of two credit facilities. The first credit facility will consist of a $3,000,000 secured revolving credit facility, which will mature three years from the date the loan is closed. The second credit facility will consist of a $7,000,000 secured term facility, which will mature five years from the date the loan is closed and be subject to a 12 year amortization. The interest rate on the first credit facility will be LIBOR plus 150 basis points. The interest rate on the second credit facility will be LIBOR plus 145 basis points. Repayment of the first credit facility will be interest only on a quarterly basis, with the principal amount of the loan due at maturity. Repayment of the second credit facility will be interest and principal on a quarterly basis (based on a 12 year amortization), with the remaining principal amount due at maturity. Both credit facilities will be secured by a pledge of 100% of the stock of Southern's wholly-owned subsidiary, Southern Michigan Bank & Trust.

          A copy of the Loan Agreement is attached to this report as Exhibit 10.1 and is here incorporated by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

          The information under Item 1.01 of this report is here incorporated by reference.

Item 9.01.	Financial Statements and Exhibits.

	(d)	Exhibits:

	10.1	Business Loan Agreement between Southern Michigan Bancorp, Inc. and LaSalle Bank N.A.

SIGNATURES

                    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: November 27, 2007	SOUTHERN MICHIGAN BANCORP, INC.

	By	/s/ Danice L. Chartrand
Danice L. Chartrand Senior Vice President, Chief Financial Officer, Secretary, and Treasurer

EXHIBIT INDEX

Exhibit Number	Document

10.1	Business Loan Agreement between Southern Michigan Bancorp, Inc. and LaSalle Bank N.A.